SNOWDEN

Suite 600 – 1090 West Pender Street
Vancouver BC V6E 2N7
CANADA
Telephone +1-604-683-7645
Facsimile +1-604-683-7929
atrueman@snowdengroup.ca
www.snowdengroup.com

*Perth, Brisbane, Vancouver, Johannesburg, London*

Alex M. Trueman, P. Geo
Divisonal Manager
Snowden Mining Industry Consultants Inc.

**Consent of Snowden Mining Industry Consultants Inc.**

Reference is made to the Annual Report on Form 20-F for the year ended December 31, 2007 (the "Annual Report") of Southwestern Resources Corp. (the "Company"), filed with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our name under the heading "Property, Plant and Equipment – Boka Property, Yunnan, China" in the Company's Annual Report and to all other references to our name included in the Annual Report, and we further consent to the reliance in the Annual Report on the independent technical report dated November 9, 2007, prepared by us and Warwick Board, Ph.D (Geology), MAusIMM, Pr.Sci.Nat, Alex Michael Trueman, B.Sc Honours (Geology) MAusIMM(CP) and Gary William Hawthorn, B.Sc (Mining Engineering) entitled "Mineral Resource Update, Boka Gold Project, Yunnan Prvince, P.R.C." which the Company used, or directly quoted from, in preparing summaries concerning the Boka Gold Project, which appear in such Annual Report.

Very truly yours,

Snowden Mining Industry Consulting Inc.

PROFESSIONAL PROVINCE OF A. M. TRUEMAN #149753 BRITISH COLUMBIA GEOSCIENTIST

**Alex M. Trueman, P. Geo**
**Divisional Manager**